                                                                   EXHIBIT 10.08

                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT, made as of the 1st day of December, 1996, between Eastman Chemical Company, a Delaware corporation (the "Company") and Harold L. Henderson (the "Executive"),

                                   WITNESSETH:

     WHEREAS, the Company desires to employ the Executive as its Senior Vice President and General Counsel, and

     WHEREAS, the Company and the Executive desire to enter into an agreement providing for the terms and conditions of such employment (the "Agreement").

     NOW, THEREFORE, in consideration of the respective covenants and agreements set forth below, the parties agree as follows:

1.   Employment

     The Company agrees to employ the Executive, and the Executive agrees to serve the Company, on the terms and conditions set forth herein.

     The employment of the Executive by the Company, unless earlier terminated pursuant to Section 7 below, shall be for the period commencing on December 1, 1996 (the "Commencement Date"), and terminating on December 31, 2000 (the "Employment Period").

2.   Position and Duties

     (a) Effective January 1, 1997, the Executive shall serve as the Senior Vice President and General Counsel of the Company, reporting to the Company's Chief Executive Officer. The Executive shall have the powers and duties of the chief legal officer of the Company, which shall include, without limitation, the responsibility for the general management of the legal affairs of the Company under the supervision of the Chief Executive Officer.

     (b) The Executive shall devote his best efforts to the business and affairs of the Company and, effective January 1, 1997, to carrying out the responsibilities of Senior Vice President and General Counsel of the Company, and shall diligently follow and implement all management policies and decisions of the Company.

3.   Place of Employment and Relocation

     (a) The Executive shall relocate his residence to the Tri-City area in eastern Tennessee. The Executive's services shall normally be performed at the Company's principal executive office in Kingsport, Tennessee.

     (b) The Company shall pay, or reimburse the Executive for, all reasonable costs and expenses incurred by the Executive in relocating Executive's residence from Atlanta, Georgia, to the Kingsport area in accordance with the Company's standard policies and practices applicable to the relocation of comparable senior corporate executives.

4.   Compensation

     (a) The Executive shall receive a beginning salary at an annual rate of $300,000 (the "Base Salary"). The Base Salary may be increased from time to time at the discretion of the Company. Once increased, the Executive's salary shall not be reduced except as a part of a general salary reduction applicable to all comparable senior executives, and in no event to an amount below the Base Salary.

     (b) Except as provided in paragraph 6 of this Agreement, the Executive shall be entitled to participate, on the same basis as other comparable senior corporate executives, in all present and future Company incentive, compensation, tax-qualified and non tax-qualified retirement, welfare and severance plans, programs, agreements, or arrangements in effect during the Employment Period; provided, however, that, to the extent legally permissible, the Company agrees to waive, or to obtain the waiver of, any waiting period or periods otherwise required for participation under any of such plans, programs, agreements or arrangements. In addition, upon expiration of the Employment Period, or upon earlier termination of the Executive's employment pursuant to subsections 7(d) or (e), the Executive shall be entitled to receive all medical insurance, life insurance and other welfare benefits provided under the welfare plans described in the preceding sentence to other comparable retired senior executives.

5.   Special Restricted Stock and Stock Option Grants

     (a) On the Commencement Date, the Executive shall receive a special grant of Company common stock under the Company's restricted stock program, the number of such restricted shares to be included in the grant to be determined by dividing $50,000 by the closing price of the Company's common stock on the New York Stock Exchange on the last regular trading day immediately prior to the Commencement Date.

     (b) On the Commencement Date, the Executive shall receive an option under the Company's stock option program to purchase 50,000 shares of the Company's common stock at a price equal to the closing price of the Company's common stock on the New York Stock Exchange on the last regular trading day immediately prior to the Commencement Date. This option grant shall constitute an advance grant of options that would otherwise be granted to Executive during the Employment Period, and any additional grant of options of the Company's common stock shall be made in the sole and uncontrolled discretion of the Compensation Committee of the Company's Board of Directors (the "Board").

6.   Retirement Benefits.

          In lieu of any annual monetary retirement benefit to which the Executive might otherwise be entitled under the Excess Retirement Income Plan ("ERIP") and the Eastman Unfunded Retirement Income Plan ("URIP"), the Executive shall, immediately upon the earlier of the expiration of the Employment Period or the termination of the Executive's employment pursuant to subsections 7(b), (d) or (e), receive the first lump sum cash payment in the amount determined by Exhibit A hereto, which Exhibit is hereby made a part of this Agreement. In addition, if the Executive is employed hereunder immediately prior to the expiration of the Employment Period, the Executive shall receive the second lump sum cash payment in the amount determined by Exhibit A hereto, payable no later than May 1, 2001.

          Finally, if the Executive is employed hereunder immediately prior to the expiration of the Employment Period, the Executive shall be entitled to elect no later than the date the Company announces to participants the performance results under the Company's Long Term Performance Plan for the performance cycle under such plan ending in the year 2000, to receive the third lump sum cash payment in the amount determined by Exhibit A hereto, payable no later than May 1, 2001. If the Executive does not make a timely election as described in the immediately preceding sentence, then Executive shall continue to participate in the Company's Long Term Performance Plan after December 31, 2000, and shall receive awards of stock under such Plan with respect to the performance cycles that commenced prior to December 31, 2000 and end after the expiration of the Employment Period as though the target performance levels for each such cycle had been achieved by the Company if less than target level performance is actually achieved; provided, however, that the actual delivery of company stock for each such cycle shall be made at the later of (a) the time delivery of company stock would be made to other participants in the Plan with respect to such cycle if target performance with respect to such cycle was achieved, or (b) January 31, 2001. Except as expressly provided in this Agreement, any rights that Executive may have under the incentive compensation, retirement, welfare and severance plans described in subsection 4(b) shall be determined by the terms and conditions of such plans as in effect on the Date of Termination and the Company's applicable programs and practices as in effect on the Date of Termination, and all other rights under this Agreement shall be terminated.

7.   Termination

     (a) Death.  The Executive's employment shall terminate upon his death.

     (b) Disability. If the Executive becomes entitled to receive benefits under the Company's group long-term disability plan, from time to time in effect, the Executive may be considered disabled and the Company may terminate this Agreement.

     (c) Cause. The Company may terminate the Executive's employment for "Cause". For purposes of this Agreement, "Cause" is defined as (i) a material breach by Executive of the terms of this Agreement, (ii) the conviction of Executive of any criminal act that the Board shall, in its sole and absolute discretion, deem to constitute Cause for purposes of this Agreement, or (iii) conduct by Executive in his office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith; provided, however, that in the case of (iii) above, such conduct shall not constitute Cause unless the Board shall have delivered to Executive notice setting forth with specificity (x) the conduct deemed to qualify as Cause, (y) reasonable action that would remedy such objection, and (z) a reasonable time (not less than thirty (30) days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within such specified reasonable time.

     (d) Termination by the Company without Cause. Notwithstanding the foregoing provisions, the Company may terminate the Executive's employment without Cause at any time, subject to the provisions of subsection 8(c) hereof.

     (e) Termination for Good Reason by the Executive. The Executive may terminate his employment at any time for Good Reason; provided, however, that the Executive shall have delivered a notice of termination to the Company within ninety (90) days after the occurrence of the event or events that the Executive believes constitute Good Reason and specifying the nature thereof. For this purpose, termination for "Good Reason" prior to a Change in Control shall mean the occurrence of any of the following circumstances without the Executive's prior written consent which circumstances are not completely remedied by the Company such that an event of Good Reason no longer exists within thirty (30) days after receipt of the Executive's notice of termination:

          i) any substantial limitation of the authority and responsibility of the Executive contemplated by Section 2 hereof;

          ii) any organizational change that requires the Executive to report to anyone other than the Chief Executive Officer;

          iii) any organizational change or other circumstances that, as a practical matter, require the Executive to perform the majority of his responsibilities and duties at a location more than thirty-five (35) miles from the present Company executive offices, other than any relocation of the executive offices of the Company; or

          iv) a material breach by the Company of the terms of this Agreement.

          However, if such termination occurs after the Change in Control, then termination for "Good Reason" shall mean "Good Reason" as that term is defined in the Severance Agreement between the Company and its Chief Executive Officer on the date of such Change in Control.

     (f) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by death pursuant to subsection 7(a), the date of the Executive's death; (ii) if the Executive's employment is terminated by the Company as a result of the Executive's disability pursuant to subsection 7(b), the date of such termination, (iii) if the Executive's employment is terminated by the Company for Cause pursuant to subsection 7(c), the date that the Notice of Termination is communicated to the Executive, after the expiration of the right to take remedial action in the case of paragraph 7(c)(iii), (iv) if the employment is terminated by the Company without Cause pursuant to subsection 7(d), the date the Notice of Termination is communicated to the Executive; and (v) if the employment is terminated by the Executive for Good Reason under subsection 7(e), thirty (30) days after the Notice of Termination is given if the circumstances causing the Good Reason have not been completely remedied by such date.

8.   Compensation and Other Rights of Executive Upon Termination

     (a) If the Executive's employment shall be terminated due to death pursuant to subsection 7(a) or disability pursuant to subsection 7(b), the Company shall pay the legal representative of the Executive's estate (in the case of death) or the Executive or his legal guardian or representative (in the case of disability) all salary, incentive compensation, other awards, and payments owed to the Executive up to the date of death or disability, as applicable. All other rights of the Executive and his estate, guardian, legal representatives and heirs under the incentive compensation, retirement, welfare and severance plans described in subsection 4(b) shall be determined by the terms and conditions of such plans as in effect on the date of Executive's death or disability, as applicable and the Company's applicable program and practices as in effect on the date of Executive's death or disability, as applicable; provided, however, that the stock option award provided for in Section 5 shall continue to vest in accordance with the normal vesting schedule under such award and shall remain exercisable for at least the period of time that such exercise would have been permitted had the Executive lived and remained an employee for the entire Employment Period, or not been disabled and remained an employee for the entire Employment Period. Finally, (i) if the Executive's employment shall be terminated due to death pursuant to subsection 7(a), then the Company shall pay the legal representative of the Executive's estate within thirty (30) days following the Executive's death the first lump sum described in Exhibit A if the Executive had terminated employment for Good Reason on the date of his death but determined (A) as though the Executive terminated employment for Good Reason on the date of his death; and (B) as though the calculation of the first lump sum described in Exhibit A was fifty percent (50%) of what such lump sum would be absent this clause (B); and (ii) if the Executive's employment shall be terminated due to disability pursuant to subsection 7(b), then the Company shall pay the Executive or his legal guardian or representative within thirty (30) days following the date of disability the first lump sum described in Exhibit A.

     (b) If the Executive's employment shall be terminated by (i) the Company for Cause pursuant to subsection 7(c), or (ii) by the Executive for any reason other than termination by Executive for Good Reason as set forth in subsection 7(e), the Company shall pay the Executive all salary, incentive compensation, other awards, and payments owed to him up to the Date of Termination. Any rights that Executive may have under the incentive compensation, retirement, welfare and severance plans described in subsection 4(b) shall be determined by the terms and conditions of such plans as in effect on the Date of Termination and the Company's applicable programs and practices as in effect on the Date of Termination, and all other rights under this Agreement shall be terminated.

     (c) If the Executive's employment shall be terminated by the Company without Cause pursuant to subsection 7(d) or if the Executive's employment shall be terminated by the Executive for Good Reason pursuant to subsection 7(e), then the Company shall pay to the Executive all salary, incentive compensation, other awards, and payments owed to him up to the Date of Termination. In addition, the Company shall pay as liquidated damages, and not as penalty, to the Executive:

          (i) within thirty (30) days following the Date of Termination, a lump sum cash payment equal to (A) if the Date of Termination is on or after January 1, 1998, the aggregate amount of salary that would have been payable to the Executive between the Date of Termination and December 31, 2000, computed at the Executive's salary rate in effect on the Date of Termination, or (B) if the Date of Termination is prior to January 1, 1998, the aggregate amount of salary that would have been payable to the Executive between the Date of Termination and the third anniversary of his Date of Termination, computed at the Executive's salary rate in effect on the Date of Termination;

          (ii) within thirty (30) days following the Date of Termination, a lump sum cash payment equal to the aggregate value of all bonus, incentive and other awards and rights under each annual cash incentive plan and (at the election of the Executive, to be made in writing and delivered to the Company no later than his Date of Termination) the Company's Long Term Performance Plan to which Executive was entitled on the Date of Termination, or to which he would reasonably become entitled during because of his salary grade and position in the Company (including but not limited to all payments and awards under the Long Term Performance Plan that otherwise would have been made subsequent to the expiration of the Employment Period), without any reduction for early payment thereof, assuming (A) (1) if the Date of Termination is on or after January 1, 1998, that the Executive would have been employed until the end of the Employment Period, or (2) if the Date of Termination is prior to January 1, 1998, that the Executive would have been employed for thirty-six (36) consecutive months following the Date of Termination (such period of deemed employment being referred to as the "Deemed Employment Period"); (B) that all conditions relating to such payments would have been fulfilled, (C) that the Company's performance for all uncompleted periods after December 1, 1996 had achieved, or would have achieved, target performance levels under each such plan or program (provided, however, that if the target performance level under any such plan or program has not been established as of the Date of Termination for any such period, then the target performance level for such period shall for purposes of this subsection 8(c)(ii) be deemed to be no less than the last target performance level established under such plan or program prior to the Date of Termination); and (D) for purposes of this computation, awards based on stock under the Long Term Performance Plan would be valued at 100% of the closing price of the Company's common stock on the New York Stock Exchange on the last trading day immediately preceding the Date of Termination; and

          (iii) on the date required pursuant to subsection 6(a), the first lump sum payment described in Exhibit A attached hereto.

          If the Executive does not make a timely written election to receive immediate payment of future awards under the Long Term Performance Plan, as described in clause (ii) above, then Executive shall continue to participate in the Company's Long Term Performance Plan after his Date of Termination and for the Deemed Employment Period described in clause
     (ii)(A) above, and shall receive awards of stock under such Plan with respect to the performance cycles that are uncompleted as of the Date of Termination, and determined as though (w) the Executive remained employed for the Deemed Employment Period; and (x) the target performance levels for each such uncompleted cycle had been achieved by the Company if less than target level performance is actually achieved; provided, however, that if the target performance level has not been established as of the Date of Termination for any such period, then the target performance level for such period shall for purposes of this paragraph be deemed to be no less than the last target performance level established prior to the Date of Termination; and further provided, that the actual delivery of Company stock for each such cycle shall be made at the later of (y) the time delivery of Company stock is made to other participants in the Plan with respect to such cycle or (z) within thirty (30) days of the Date of Termination.

          Further, in the event of such termination, (i) all outstanding options on the Company's common stock held by the Executive shall continue to vest under the normal vesting schedule under such grant and shall remain exercisable by the Executive or legal representative of his estate at any time thereafter, in whole or in part, for the period of time that such exercise would have been permitted had the Executive's employment been terminated by the Company without Cause on the last day of the

     Employment Period, and (ii) any of the Company's common stock owned by the Executive subject to conditions, restrictions, or limitations which lapse over time or upon a subsequent event shall immediately be free of all such conditions, restrictions and limitations. Through December 31, 2000, the Company shall allow Executive and his family members to participate in all welfare plans described in subsection 4(b) on the same terms and conditions and at the same cost as to which they were entitled to participate immediately prior to the Date of Termination. If the Executive or his family members shall be ineligible to participate in any of such welfare plans as a result of Executive's ceasing to be an employee of the Company, then the Company shall arrange to provide the Executive and his family members with substantially equivalent benefits as if Executive remained employed by the Company throughout the Employment Period. Except as expressly provided in this Agreement, any rights that Executive may have under the incentive compensation, retirement, welfare and severance plans described in subsection 4(b) shall be determined by the terms and conditions of such plans as in effect on the Date of Termination and the Company's applicable programs and practices as in effect on the Date of Termination, and all other rights under this Agreement shall be terminated.

          Finally, if the Date of Termination is prior to December 1, 1997, then within sixty (60) days following the Date of Termination, (i) the Company will offer to purchase the Executive's principal residence in the Tri-City area of eastern Tennessee at a guarantee price based on the average of two fair market appraisals if the lower appraisal is within seven percent (7%) of the higher value, and if not, a third appraisal will be used and the average of the two highest appraisals will be used; and (ii) the Company will pay the Executive an amount equal to the reasonable expenses necessary to move the Executive's furnishings and personal belongings from the Tri-City area in eastern Tennessee to metropolitan Atlanta, Georgia.

9.   No Mitigation, No Offset

     (a) In the event of any termination of employment under Section 7, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement of account of any remuneration attributable to any subsequent employment that he may obtain.

     (b) No payment or benefit of any kind under this Agreement shall duplicate any payment or benefit that the Executive becomes entitled to under any severance or change in control agreement, plan or arrangement of the Company, and in the event of such duplication, such duplicate payment or benefit (to the extent of such duplication) shall be paid under this Agreement, and the remaining amount of such payment or benefit shall be paid under such severance or change in control agreement, plan or arrangement.

10.  Assignment; Binding Agreement

     (a) This Agreement may be assigned (including any assignment by merger, consolidation, transfer of assets, operation of law or otherwise) by the Company. Neither this Agreement nor any right of the Executive hereunder may be assigned by the Executive (or the Executive's legal representative, if applicable), nor may the Executive in any way delegate the performance of the Executive's covenants and obligations hereunder.

     (b) This Agreement and all obligations of the Company hereunder shall be binding upon, and all rights of the Company hereunder shall inure to the benefit of and be enforceable by, the Company, its successors and assigns. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive and the Executive's personal or legal representatives, executors, administrators, successors and heirs.

11.  Notice

          For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company:

     Chief Executive Officer
     Eastman Chemical Company
     100 North Eastman Road
     Kingsport, Tennessee  37660

     If to the Executive:

     Harold Henderson
     Eastman Chemical Company
     100 North Eastman Road
     Kingsport, Tennessee 37660
     or to such other address as either party may have furnished to the other in writing.

12.  Arbitration.

          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Tennessee by three arbitrators in accordance with the rules of the American Arbitration Association then in effect.

13.  Miscellaneous

     (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed in writing signed by the Executive and the Chief Executive Officer or such other officer as may be specifically designated by the Chief Executive Officer or the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any party's failure, at any time, to require strict performance of the other party of any provision of this Agreement shall not waive, affect or diminish any right of the first party thereafter to demand strict compliance and conformance.

     (b) The invalidity or unenforceability of any provision of provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     (c) Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive, his estate or legal representatives shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

14.  Law Governing

          This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Tennessee without reference to principles or conflict of laws.

15.  Expenses

          The Company shall pay all of the Executive's expenses, including without limitation attorneys' fees and expenses, incurred by Executive or his estate (other than attorneys' fees or expenses of the Executive himself acting as attorney) (a) in defending the validity of this, Agreement, and
     (b) in contesting in good faith any determinations by the Company concerning amounts payable by the Company under this Agreement.

16.  "Change in Control."

          Change in Control for purposes of this Agreement shall mean "Change in Control" as that term is defined in the Severance Agreement between the Company and its Chief Executive Officer on the earlier of (i) the date the Notice of Termination under subsection 7(d) or 7(e) is given, as applicable, or (ii) the date of a Change in Control.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

                                        Eastman Chemical Company


                                        By:
                                           -----------------------------
                                        Name:
                                             ---------------------------
                                        Its:
                                            ----------------------------

                                        Executive


                                        --------------------------------
                                        Harold L. Henderson

                                    EXHIBIT A

                                 FIRST LUMP SUM

     The first lump sum cash payment is intended to provide the Executive with a lump sum payment which is the actuarial equivalent at the Executive's age 65 of A minus [B plus C], where

     A equals the benefit the Executive would have been entitled to under the Eastman Retirement Assistance Plan ("ERAP") as in effect on the effective date of this Agreement, expressed as a single life annuity commencing at age 65, assuming that

     (i) for benefit accrual purposes, as though the Executive had 36 years of continuous, full-time service with the Company;

     (ii) for purposes of determining his Average Participating Compensation ("APC") under the ERAP,

               (A) if he was employed by the Company for the entire Employment Period, his APC shall be the higher of (1) his actual APC under the ERAP, or (2) what his APC would have been as though the target performance levels under the Company's annual cash incentive plans had been achieved for each performance year included within the Employment Period; or

               (B) if was not employed by the Company for the entire Employment Period, his APC shall be determined (1) for the period from December 1, 1996, through his Date of Termination, by taking into account his actual base salary received from December 1, 1996 through his Date of Termination; (2) for the period between his Date of Termination and December 31, 2000, by assuming that he would have continued to receive base salary from his Date of Termination through December 31, 2000, at the rate in effect immediately prior to his Date of Termination; (3) for the period from December 1, 1996 through his Date of Termination, by taking into account the higher of his actual payments received from the Company's annual cash incentive plans during such period or what such payments would have been if the target performance levels under the Company's annual cash incentive plans had been achieved for each performance year included within such period under this clause (3); and (4) for the period between his Date of Termination and December 31, 2000, by assuming that he would have received payments under such annual cash incentive plans as though the target performance levels under such plans had been met for each performance year included within such period under this clause (4); and

     (iii) as though the legal restrictions the ERAP relating to the amount of compensation (Internal Revenue Code Section 401(a)(17)) and the amount of benefit (Internal Revenue Code Section 415) did not exist;

     B equals the benefit the Executive is actually entitled to receive under the ERAP at age 65, expressed as a single life annuity commencing at age 65; and

     C equals a single life annuity of $196,065 per year, commencing at age 65, which represents certain retirement benefits received by the Executive from his prior employers.

     For this purpose, "actuarial equivalent" shall mean the interest rate and mortality table used by the ERAP in calculating the value of a lump sum benefit as of the date of payment of this First Lump Sum.

     Notwithstanding the foregoing, if the Executive's Date of Termination is prior to December 31, 2000, then the lump sum calculated under the preceding paragraphs of this Exhibit A shall be multiplied by a fraction, the numerator of which is the number of complete calendar months between November 30, 1996, and the Date of Termination, and the denominator of which is forty-nine (49); provided, however, that the calculation under this sentence shall not reduce the lump sum payable to the Executive by more than fifty percent (50%) of the lump sum that would be payable absent this paragraph.

     Furthermore, if the reduced lump sum determined under the immediately preceding sentence is required to be, and is in fact, paid before December 31, 2000, such reduced lump sum shall be discounted to present value as of the date of payment of the lump sum using the interest rate that is used by the ERAP in calculating the value of a lump sum benefit as of the date of payment of this First Lump Sum.


                                 SECOND LUMP SUM

     In the event that the Company fails to perform at or above target performance levels under its annual cash incentive plans in effect from time to time (in the aggregate over the performance years included within the Employment Period--December 1, 1996 through December 31, 2000), the Company will pay to the Executive no later than May 1, 2001, an amount equal to (i) the aggregate payments Executive would have received under such annual cash incentive plans attributable to performance years included within the Employment Period (and without adjusting for timing of payment), as if those target performance levels had been achieved by the Company (in the aggregate, over the performance years included within the Employment Period; reduced by (ii) the actual payments received by the Executive under such annual cash incentive plans attributable to the performance years included within the Employment Period.


                                 THIRD LUMP SUM

     At the written election of the Executive, to be made no later than the date the Company announces to participants the performance results under the Company's Long Term Performance Plan for the performance cycle ending in the year 2000, and in lieu of receiving any payments under the Company's Long Term Performance Plan after December 31, 2000, the Company shall pay to the Executive no later than May 1, 2001, an amount equal to (i) the aggregate amount the Executive would have received under the Long Term Performance Plan over each performance cycle commencing within the Employment Period (and without adjusting for timing of payment), as if the target performance levels for each cycle under the Long Term Performance Plan had been achieved by the Company (in the aggregate, over each performance cycle commencing within the Employment Period, including cycles commencing within the Employment Period that end after the expiration of the Employment Period); reduced by (ii) the actual payments received by the Executive under the Long Term Performance Plan by May 1, 2001. For purposes of this computation, payments made in the form of Company common stock under the Long Term Performance Plan shall be valued at 100% of the closing price of the Company's common stock on the New York Stock Exchange on the last trading day immediately preceding the day the Company announces to participants the performance results under the Company's Long Term Performance Plan for the performance cycle ending in the year 2000.